Exhibit 99.1

(Investors)	Robert B. Tschudy Senior Vice President and CFO SCPIE Holdings Inc. 310/557-8739 e-mail: rtschudy@scpie.com Roger Pondel PondelWilkinson Inc. 310/279-5980 e-mail: rpondel@pondel.com	(Media)	Howard Bender SCPIE Holdings Inc. 310/551-5948 e-mail: hbender@scpie.com

FINANCIAL STRENGTH RATING OF SCPIE HOLDINGS’

INSURANCE SUBSIDIARIES UPGRADED BY A.M. BEST

Los Angeles, California – November 3, 2006 – SCPIE Holdings Inc. (NYSE:SKP) announced today that its insurance company subsidiaries —SCPIE Indemnity Company, American Healthcare Indemnity Company, and American Healthcare Specialty Insurance Company — have had their financial strength rating upgraded to B+ (Very Good), a “secure” rating, by the A.M. Best Company, the leading rating organization for the insurance industry. In announcing the upgrade, A.M. Best said the outlook for the ratings is stable.

In addition, Best reiterated that SCPIE’s earnings returned to profitability in 2005, “and during this most-recent period, management has also been extremely successful in reducing underwriting and reserve leverage, which has elevated SCPIE’s capital adequacy to a level that is more reflective of its current ratings.”

“We are pleased that A.M. Best has taken this action,” said Donald J. Zuk, SCPIE President and Chief Executive Officer. “We have worked diligently over the past few years to improve our capital adequacy ratios, and it is gratifying to see that our turnaround strategies have been affirmed.”

About SCPIE Holdings

SCPIE Holdings Inc. is a leading provider of healthcare liability insurance for physicians, oral and maxillofacial surgeons, and other healthcare providers, as well as medical groups and healthcare facilities. Since the company was founded in 1976, it has carved out a significant niche in the insurance industry by providing innovative products and services specifically for the healthcare community.

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